Exhibit 10.31
AGREEMENT
THIS AGREEMENT is made the 31st day of January 2007.
BETWEEN
DAVID ANDREW LAWN of 28 Huntingtower Road, Armadale Victoria 3143 (“Lawn”)
AND
LULULEMON ATHLETICA INC., a corporation incorporated under the laws of Canada, having its head office at 2285 Clark Drive, Vancouver, BC, Canada V5N 3G9 (“Lululemon”)
AND
LULULEMON ATHLETICA (AUSTRALIA) PTY LTD. (ACN 110 1.86 233), a company incorporated in Victoria, Australia, having its registered office at 208 Chapel Street, Prahran, Victoria. (the “Company”)
RECITALS
                              A.     The Company is a Franchisee of Lululemon and carries on the business of selling Lululemon Sporting apparel at the premises situate at 208 Chapel Street, Prahran, Victoria.
                              B.     Lawn has negotiated and agreed to purchase 750 shares in the Company (75% of the capital of the Company) (the “Shares”) from Dennis Wilson.
                              C.     Lawn intends to form a new company (“Newco”) and transfer the Shares to Newco.
                              D.     In consideration of Lawn purchasing the Shares, Lululemon has agreed:
                              i.     to consent to Lawn’s purchase of the Shares; and
                              ii     to vary the Franchise Agreement with the Company upon the terms set out in this Agreement; and
                              iii     to grant Lawn and Newco a Put Option in respect of the Option Securities upon the terms set out in this Agreement.
IT IS AGREED AS FOLLOWS

1.          DEFINITIONS AND INTERPRETATIONS
               1.1.     Definitions
                         The following definitions apply (including in the above Recital) unless the context requires otherwise.
                         Business Day means a day (other than a Saturday or Sunday) on which trading banks in Melbourne, Victoria are open for business;
                         Business Plan means the business plan annexed at Schedule 1;
                         Company means Lululemon Athletica (Australia) Pty Ltd. ACN 110 186 233;
                         Encumbrance includes any mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation, arrangement for the retention of title and any other rights, interest, power or protection against default in respect of the obligations of any person;
                         Expiry Date means 30 June 2008 or such earlier date; being 30 days after Lawn gives Notice in accordance with Clause 6;
                         Franchise Agreement means the Franchise Agreement dated 15 October 2004 annexed at Schedule 2;
                         Notice of Exercise means a notice of exercise of the Option;
                         Option means the Put Option;
                         Option Period means 31 January 2007 to the Expiry Date;
                         Option Price means the price as established by clause 7.1;
                         Option Securities means all of Lawn’s or Newco’s interest in the Company, including the Shares and any shareholder loans owing by the Company to Lawn or Newco, as the case may be; and
                         Put Option means the Put option granted under Clause 5.
               1.2.     Interpretation
                         The following rules apply unless the context requires otherwise:
                         1.2.1.     The singular includes the plural and conversely.
                         1.2.2.     A gender includes all genders.
                         1.2.3.     If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

                         1.2.4.     A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.
                         1.2.5.     A reference to a Clause, Annexure or Schedule is a reference to a clause of, or annexure or schedule to this Agreement.
                         1.2.6.     A reference to an agreement or document (including, without limitation, a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.
                         1.2.7.     A reference to a person including the person’s successors and substitutes or assigns (and, where applicable, the person’s legal personal representatives).
                         1.2.8.     A reference to legislation. or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
                         1.2.9.     A reference to conduct includes, without limitation, an omission, statement and undertaking, whether or not in writing.
                         1.2.10.     A reference to dollars and $is to Australian currency.
                         1.2.11.     A reference to time is to Melbourne time.
                         1.2.12.     A reference to writing includes a facsimile transmission.
                         1.2.13.     Headings are for convenience only and do not affect interpretation.
2.          FRANCHISOR CONSENT
                         Lululemon consents to Lawn’s purchase the Shares pursuant to clause 26 of the Franchise Agreement. In consideration of Lululemon’s consent, Lawn agrees to be bound by the terms of the Franchise Agreement and any variations to the Franchise Agreement pursuant to clause 3 of this Agreement,
3.          VARIATION OF FRANCHISE AGREEMENT
                         The parties hereto hereby agree to vary the Franchise Agreement as follows:
               3.1.     Clause 1.1 is amended to add the following definition:
“Additional Amount” means the book value of the inventory paid for and in the possession of the Franchisee, plus the value of all leasehold improvements after 20% straight line depreciation per annum calculated on a pro-rated basis, plus any prepaid amounts by the Franchisee to the Franchisor;”

               3.2.     At clause 11(a) and Schedule C, $2,500,000 gross sales is amended to $2,000,000;
               3.3.     Clause 8(b) is amended to read:
“Lululemon shall sell all Lululemon Products and all other products offered for sale by Lululemon to Franchisee at prices that are 60 percent less than the Canadian Manufacturer’s Suggested Retail Prices set by Lululemon from time to time. All prices shall include all costs of packaging, but shall exclude any and all Applicable Taxes, freight, insurance, shipping and transportation charges, which shall be the responsibility of Franchisee.”
               3.4.     Clause 8(c) is amended to read:
“Franchisee will receive a percentage of total Lululemon monthly production determined by Franchisor in its discretion, based on Franchisee’s forecast for the month, weighted by the ratio of Franchisee’s forecast, as adjusted by Franchisor in its discretion, compared to the total of all Lululemon stores’ forecasts combined. The quantities and breakdown of styles, colours and sizes of goods delivered to Franchisee will be determined by Franchisor. Franchisee shall pay Lululemon 15 days after the receipt of goods by electronic bank transfer or cheque.”
               3.5.     Clause 27 is amended to read as follows:
“After June 30, 2008, Franchisor shall have the right to buy-out Franchisee’s Franchise (which shall include, without limitation, all Approved Retail Locations operated by the Franchisee or its affiliates as at the date of the exercise of such rights by Franchisor, whether pursuant to this Franchise Agreement or another Franchise Agreement) in the following manner:
(a)     Franchisor may exercise this right by providing written notice advising Franchisee that it is exercising its rights pursuant to this paragraph 27.
(b)     The closing of the purchase and sale of the Franchisee’s Franchise pursuant to this paragraph shall occur on or before the 30th day following the day on which written notice is provided by Franchisor to Franchisee in accordance with paragraph (a) above (such closing date being referred to in this paragraph as the “Buy Out Date”).
(c)     The purchase price for the Franchisee’s Franchise shall be equal to 25% of Gross Sales for the 12 month period immediately preceding the Buy Out Date, plus 100% of the Additional Amount.

For greater certainty, if Franchisee’s Franchise has not been open for operation for 12 months prior to the Buy Out Date, the Gross Sales for the purposes of calculating such purchase price shall equal the quotient obtained by dividing the Gross Sales for the period during which Franchisee’s Franchise was open for operation by the fraction, the numerator of which is the number of days Franchisee’s Franchise was open for operation and the denominator of which is 365.
(d)     The purchase price payable by Franchisor to Franchisee pursuant to this paragraph shall be paid on the closing of the purchase and sale of the Franchisee’s Franchise.
(e)     Upon the closing of the purchase and sale of the Franchisee’s Franchise, Franchisee shall assign to Franchisor (or if assignment is prohibited, sublease for the full remaining term, and on the same terms and conditions as Franchisee’s lease) its interest in the lease(s) then in effect for the Approved Retail Location(s), and Franchisee shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation at closing.
(f)     Any dispute related to the buy out of the Franchisee’s Franchise shall be determined by binding arbitration in accordance with the following provisions:
    (i)     the case will be administered by the International Chamber of Commerce (the “ICC”) in accordance with its rules, as the same may be varied or modified by the provisions of this paragraph 27;
    (ii)     the place of arbitration will be Hawaii, USA;
    (iii)     the arbitration will be conducted in the English language;
    (iv)     a single arbitrator will be appointed by mutual agreement of the parties within ten (10) days of receipt of the responding notice referred to in clause (v) below. If the parties cannot agree, a single arbitrator will be appointed by each of the parties within ten (10) days following the parties’ failure to agree and the two (2) arbitrators so appointed will together appoint a third arbitrator within the following ten days. If the third appointment cannot be agreed to, a third arbitrator will be appointed in accordance with the ICC Rules. The three (3) arbitrators so appointed will arbitrate as a panel. Any arbitrator must be an individual not employed by any of the parties, or any affiliate thereof;

    (v)     written notice of the referral to arbitration will be given within five (5) days by the referring party to the other parties setting out the issues for resolution, the parties position with regard to such issues, the monetary amount involved (if any) and the remedy sought. The other parties will respond within ten (10) days of receipt of such notice by giving the referring party notice of any counterclaims, the other parties’ position with regard to all issues, the monetary amount involved (if any) and the remedy sought;
    (vi)     the arbitration will commence within thirty (30) calendar days of the referral;
    (vii)     all documents, materials and information in the possession of each party which is in any way relevant to the issues in dispute will be made available to the other parties forthwith. To the extent possible, the arbitrator will not be bound by the rules of civil procedure or evidence and will consider such written and oral presentations as reasonable business persons would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator may determine to be appropriate, it being the desire of the parties to limit live testimony and cross-examination to the extent absolutely necessary to ensure a fair hearing to the parties on significant and material issues;
    (viii)     the decision of the arbitrator or arbitrators will be in writing;
    (ix)     a decision of the arbitrator or arbitrators will be final and binding and the arbitrator or arbitrators may require remedial measures and injunctive or other equitable relief as part of any award. The arbitrator or arbitrators may award legal fees and costs to the prevailing party or parties;
    (x)     reference to arbitration must be made within two (2) years of the act, omission or occurrence giving rise to the referral; and
    (xi)     the parties agree that all arbitration fees imposed by or otherwise payable to the ICC or the arbitrator or arbitrators in respect of arbitration proceedings hereunder shall be shared equally amongst the parties, and further that the failure of any party to pay any such fees in respect of arbitration proceedings hereunder shall constitute a waiver by that party of its right to participate in and present evidence at the arbitration proceedings.”

               3.6.     Schedule C is amended to confirm that Commencement Date and the Effective Date of the Franchise Agreement are both November 1, 2004.
4.          EXPANSION OF THE LULULEMON BRAND
                         Lawn and Lululemon agree to adopt the Business Plan and to discuss (without any legal obligation to enter into) a potential joint venture between Lululemon and Lawn and/or Newco regarding the proposed expansion of the Lululemon brand in Australia and New Zealand.
5.          GRANT OF OPTION
               5.1.     Put Option
                         In consideration of the matters referred to in Recital D and the sum of $10 paid by Lawn to Lululemon (receipt of which is acknowledged by Lululemon’s execution of this Agreement), Lululemon grants to Lawn and Newco a Put Option to require Lululemon to purchase all, and not less than all, of the Option Securities for a purchase price determined in accordance with the following:
                         5.1.1.     the purchase price for any shareholders’ loans owing by the Company to Lawn or Newco shall be the face value of such loans, subject to a maximum rate of accrued interest of 8% per annum; and
                         5.1.2.     the purchase price of the Shares shall be determined using the following valuation principles:
                                                  (1)     the value of each Lululemon Franchise operated by the Company on the date of exercise of the Put Option (the “Buy Out Date”) shall be equal to 25% of Gross Sales of such franchise for the 12 month period immediately preceding the Buy Out Date;
                                                  (2)     the value of all assets owned by the Company, other than Lululemon Franchise, shall be equal to the net book value of such assets on the Buy Out Date as recorded in the books and records of the Company (assuming 20% straight line depreciation per annum on all leasehold improvements, calculated pro-rated if necessary); and
                                                  (3)     all liabilities of the Company are valued at book value as recorded in the books and records of the Company.
               5.2.     Termination of Option
                         The Put Option shall terminate on the earliest of:
                         5.2.1.     Completion of a joint venture agreement for the future expansion of the Lululemon brand in Australia and New Zealand between Lululemon and Lawn and/or Newco on terms satisfactory to lawn; or
                         5.2.2.     5 pm on the Expiry Date.

               5.3.     Expiry Date
                         The Put Option can not be exercised after it has terminated in accordance with clause 5.2 hereof.
6.          EXERCISE OF OPTION
               6.1.     Subject to earlier expiry pursuant to clause 5.3 hereof, the Put Option may only be exercised by Lawn or Newco, as the case may be, during the Option Period.
               6.2.     To exercise the Put Option, Lawn or Newco must serve the Notice of Exercise on a Business Day to Lululemon in the form annexed at Schedule 3.
7.          PAYMENT OF OPTION PRICE
               7.1.     Valuation of Option Price
                         Upon Lawn delivering the Notice of Exercise of the Option to Lululemon, Lululemon and Lawn will endeavour to negotiate and agree on the fair market value of the Option Securities within three calendar months of receipt of the Notice to Exercise and in default of agreement, the fair market value of the Option Securities shall be determined by arbitration pursuant to the provisions of clause 8 hereof.
               7.2.     Payment
                         Within 7 days of the determination of the Option Price pursuant to the provisions of this Agreement, and upon the exchange of all documentation necessary to transfer and assign the Option Securities to Lululemon, free and clear of any Encumbrance, Lululemon is obliged to pay the Option Price to Lawn or Newco; as the case may be.
8.          DISPUTE RESOLUTION
               8.1.     Referral to Senior Management
                         All disputes arising out of or in connection with this Agreement shall be referred first to the senior management of the parties for resolution. The senior management of the parties will use their best efforts to co-operate in arriving at a mutually satisfactory resolution of any dispute referred to them. If any dispute is not satisfactorily resolved within thirty (30) days of its referral to senior management pursuant to this clause 8.1, then any party hereto may refer the dispute to binding arbitration pursuant to Section 8.2.
               8.2.     Arbitration of Disputes
                         Any dispute referred by any party hereto to binding arbitration in accordance with the following provisions:

                                                  (a)     the case will be administered by the International Chamber of Commerce (the “ICC”) in accordance with its rules, as the same may be varied or modified by the provisions of this clause 8.2;
                                                  (b)     the place of arbitration will be Hawaii, USA;
                                                  (c)     the arbitration will be conducted in the English language;
                                                  (d)     a single arbitrator will be appointed by mutual agreement of the parties within ten (10) days of receipt of the responding notice referred to in clause 8.2(e) below. If the parties cannot agree, a single arbitrator will be appointed by each of the parties within ten (10) days following the parties’ failure to agree and the two (2) arbitrators so appointed will together appoint a third arbitrator within the following ten days. If the third appointment cannot be agreed to, a third arbitrator will be appointed in accordance with the ICC Rules. The three (3) arbitrators so appointed will arbitrate as a panel. Any arbitrator must be an individual not employed by any of the parties, or any affiliate thereof;
                                                  (e)     written notice of the referral to arbitration will be given within five (5) days by the referring party to the other parties setting out the issues for resolution, the parties position with regard to such issues, the monetary amount involved (if any) and the remedy sought. The other parties will respond within ten (10) days of receipt of such notice by giving the referring party notice of any counterclaims, the other parties’ position with regard to all issues, the monetary amount involved (if any) and the remedy sought;
                                                  (f)     the arbitration will commence within thirty (30) calendar days of the referral;
                                                  (g)     all documents, materials and information in the possession of each party which is in any way relevant to the issues in dispute will be made available to the other parties forthwith. To the extent possible, the arbitrator will not be bound by the rules of civil procedure or evidence and will consider such written and oral presentations as reasonable business persons would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator may determine to be appropriate, it being the desire of the parties to limit live testimony and cross-examination to the extent absolutely necessary to ensure a fair hearing to the parties on significant and material issues;
                                                  (h)     the decision of the arbitrator or arbitrators will be in writing;
                                                  (i)     a decision of the arbitrator or arbitrators will be final and binding and the arbitrator or arbitrators may require remedial measures and injunctive or other equitable relief as part of any award. The arbitrator or arbitrators may award legal fees and costs to the prevailing party or parties; and
                                                  (j)     reference to arbitration must be made within two (2) years of the act, omission or occurrence giving rise to the referral.

               8.3.     Payment of Arbitration Fees
                         The parties agree that all arbitration fees imposed by or otherwise payable to the ICC or the arbitrator or arbitrators in respect of arbitration proceedings hereunder shall be shared equally amongst the parties, and further that the failure of any party to pay any such fees in respect of arbitration proceedings hereunder shall constitute a waiver by that party of its right to participate in and present evidence at the arbitration proceedings.
9.          WARRANTIES
               9.1.     General Warranties
                         Each party makes the following representations and warranties for the benefit of the other parties:
                         9.1.1.     It has the power to enter into and perform its obligations under this Agreement;
                         9.1.2.     It has taken all necessary corporate and trust action to authorise the entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement;
               9.2.     Binding Agreement
                         This Agreement is a valid and binding obligation enforceable in accordance with this Agreement’s terms.
               9.3.     Execution in accordance with Law
                         The execution and performance by it of this Agreement and each transaction contemplated under this Agreement did not and will not violate in any respect a provision of
                         9.3.1.     A law or treaty or a judgment, ruling, order or decree binding on it or any of its assets;
                         9.3.2.     Its constituent documents or any trust deed for the trust in respect of which it is trustee as specified in this Agreement; or
                         9.3.3.     Any other document or agreement which is binding on its or any of its assets.
10.          EFFECTIVE DATES
                         The Warranties are given both as at the date of this Agreement and as at the time of payment of the Option Price under clause 7.2, subject to the exception that if the warranty is expressed to be made as at another date the warranty is given with respect to that date only.

11.          FURTHER ASSURANCES
                         Each party agrees to do all things and execute all deeds, instruments, transfers, discharges or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.
12.          ENTIRE AGREEMENT
                         This Agreement contains the entire agreement between the parties as at the date of this Agreement with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection thereto.
13.          NOTICES
               13.1.     Any notice, demand, consent, request or other communication given or made under this Agreement or the Franchise Agreement (“Notice”)
                         13.1.1.     must be in writing and signed by its attorney or another person duly authorised by the sender;
                         13.1.2.     may be either delivered to the intended recipient by hand or sent by prepaid post (if posted to an address in another country, by registered airmail) or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

Lawn:	DAVID LAWN
28 Huntingtower Road
Armadale, Victoria 3143
Facsimile:___

Lululemon:	Lululemon Athletica Inc.
2285 Clark Drive
Vancouver, BC V5N 3G9
Canada
Facsimile: (604) 874-6124

The Company:	Lululemon Athletica (Australia) Pty Ltd.
248 Chapel Street
Prahran, Victoria 3181
Facsimile:___
               13.2.     Any Notice will be duly given or made:
                         13.2.1.     in the case of delivery in person, when delivered;
                         13.2.2.     in the case of delivery by post two business days after the date of posting;

                         13.2.3.     in the case of fax, on receipt by the sender or a transmission control report from the despatching machine showing the relevant number of pages and the correct destination tax machine number and indicating that the transmission has been made without error,
                         13.2.4.     but if the result is that a Notice would be taken to be given or made on a day which is not a Business Day in the place to which the Notice is sent or is later than 5 pm (local time) it will be taken to have been duly given or made at the commencement of the next Business Day.
14.          SEVERABILITY OF PROVISIONS
                         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.
15.          AMENDMENT
                         No amendment or variation of this Agreement is valid or binding on a party unless made in writing executed by or on behalf of all parties.
16.          ASSIGNMENT
                         The rights of Lawn and the Company under this Agreement cannot be assigned, Encumbered or otherwise dealt and neither Lawn nor the Company shall attempt, or purport, to do so except with the prior written consent of Lululemon.
17.          COUNTERPARTS
                         This Agreement maybe executed in any number of counterparts. All counterparts will be taken to constitute one instrument.
18.          GOVERNING LAW AND JURISDICTION
                         This Agreement is governed by the laws of Victoria. Each party submits to the nonexclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Agreement.

SIGNED, SEALED and DELIVERED by DAVID ANDREW LAWNS the presence of:	Witness
/s/ John McKell	Name of Witness (print)

LULULEMON ATHLETICA INC.
Per:	/s/ John Currie
John Currie

SIGNED for and on behalf of
LULULEMON ATHLETICA
(AUSTRALIA) PTY LTD. CAN 110
186 233 by two officers of the Company
in accordance with the provisions of
Section 127(1) of the Corporations Act, in
the presence of:	/s/ Brian Bacon
DIRECTOR
/s/ Bree Sidebottom	Name of Director (print) Brian Bacon
DIRECTOR/SECRETARY
Name of Director (print) Darrell Kopke